Exhibit 99.1

FOR IMMEDIATE RELEASE

The MADISON SQUARE GARDEN COMPANY REPORTS

FIRST QUARTER 2011 RESULTS

First quarter revenue of $330.4 million, a 7.8% increase compared to 2010 first quarter

First quarter AOCF of $54.9 million, a 13.1% increase compared to 2010 first quarter

First quarter operating income of $30.4 million, up 0.9% versus prior year period

Earnings per share of $0.25, up 9% versus prior year period

NEW YORK, N.Y., May 6, 2011 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the first quarter ended March 31, 2011.

First quarter 2011 revenues of $330.4 million increased 7.8%, as compared to the first quarter of 2010, reflecting an increase in revenues in the company’s MSG Media, MSG Entertainment and MSG Sports segments. Adjusted operating cash flow (“AOCF”)(1) of $54.9 million increased 13.1% and operating income of $30.4 million increased 0.9%, both as compared to the first quarter of 2010. AOCF growth was primarily driven by improved results in the MSG Entertainment segment. Operating income growth was largely attributable to the MSG Entertainment segment’s improved results, mostly offset by an increase in depreciation expense, primarily associated with certain assets that will be removed as a result of the ongoing Arena Transformation project.

First quarter net income of $19.1 million ($0.25 per diluted share) increased 9.8% versus $17.4 million ($0.23 per diluted share) in the prior year period. Net income growth primarily reflects an increase in other income due to a gain on the exchange of an investment. Cash and cash equivalents as of March 31, 2011 totaled $310.8 million versus $354.5 million at 2010 year-end.

President and CEO Hank Ratner said: “We are pleased with our start to 2011, as we continued to deliver solid revenue and AOCF growth, reflecting the operating momentum of our unique sports franchises, world renowned venues and valuable programming networks. We have begun the first phase of the Arena Transformation project and look forward to debuting the transformed lower bowl of the Madison Square Garden Arena in the fall. As our sales initiatives are progressing, we remain confident that the Arena Transformation project will generate meaningful incremental revenues and AOCF for our company.”

Results from Operations

Segment results for the quarters ended March 31, 2011 and 2010 are as follows:

	Revenue			AOCF			Operating Income (Loss)
$ millions	Q1 2011	Q1 2010	% Change	Q1 2011	Q1 2010	% Change	Q1 2011	Q1 2010	% Change
MSG Media	$147.6	$139.5	5.8%	$62.6	$61.8	1.3%	$56.2	$55.8	0.7%
MSG Entertainment	42.8	41.5	3.2%	(6.8)	(12.7)	46.7%	(10.0)	(16.3)	38.6%
MSG Sports	157.7	142.7	10.6%	3.5	3.4	3.9%	0.1	(0.1)	—
Other (including eliminations)	(17.7)	(17.1)	(3.2)%	(4.5)	(4.0)	(12.5)%	(15.9)	(9.3)	(71.0)%
Total Company	$330.4	$306.5	7.8%	$54.9	$48.5	13.1%	$30.4	$30.1	0.9%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

For the 2011 first quarter, MSG Media revenues of $147.6 million rose 5.8%, as compared to the prior year period. Advertising revenues increased $5.0 million, as compared to the first quarter of 2010. Affiliate fee revenues increased $3.3 million, as compared to the year-ago period, primarily attributable to higher affiliation rates, with the overall increase being substantially offset by the impact of the expiration of certain affiliation agreements. AOCF of $62.6 million increased 1.3% and operating income of $56.2 million increased 0.7%, both as compared to the first quarter of 2010. The increase in AOCF and operating income primarily reflects the increase in advertising and affiliate fee revenues, mostly offset by higher direct operating expenses and, to a lesser extent, selling, general and administrative expenses.

MSG Entertainment

For the 2011 first quarter, MSG Entertainment revenues of $42.8 million rose 3.2%, as compared to the prior year period. An increase in event-related revenues (excluding live productions), led by the company’s New York venues, and sponsorship and signage revenues, was mostly offset by lower live productions revenues, primarily due to fewer scheduled performances of the Radio City Christmas Spectacular franchise and Wintuk versus the prior year quarter. The segment’s AOCF loss of $6.8 million improved by 46.7% and operating loss of $10.0 million improved by 38.6%, both as compared to the first quarter of 2010. The improvement in AOCF and operating income primarily reflects favorable event-related results and a decrease in direct operating expenses attributable to our 2010 live productions.

MSG Sports

For the 2011 first quarter, MSG Sports revenues of $157.7 million increased 10.6%, as compared to the prior year period. The increase in revenues was primarily attributable to higher professional sports team food, beverage and merchandise sales and regular season ticket-related revenues, event-related revenues from other live sporting events, sponsorship and signage revenues, and suite rental fees. AOCF of $3.5 million increased 3.9% and operating income improved from a loss of $0.1 million to positive $0.1 million, both as compared to the prior year quarter. The increase in AOCF and operating income reflects the increase in revenues, mostly offset by higher direct operating expenses and, to a lesser extent, selling, general and administrative expenses. The increase in direct operating expenses was largely attributable to higher sports team player and other operating costs, including a $3.5 million increase in expenses for certain team personnel transactions.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully-integrated sports, media and entertainment business. The company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the company’s overall business, which is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports consists of owning and operating sports franchises, including the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Connecticut Whale (AHL). MSG Sports also features other sports properties, including the presentation of a wide variety of live sporting events including professional boxing, college basketball, track and field and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from MSG’s venues. MSG Media consists of the MSG Networks (MSG, MSG Plus, MSG HD and MSG Plus HD) regional sports networks and the Fuse Networks (Fuse and Fuse HD), a national television network dedicated to music. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in MSG’s diverse collection of venues. These venues include Madison Square Garden, Radio City Music Hall, the Theater at Madison Square Garden, the Beacon Theatre, the Chicago Theatre and the Wang Theatre. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding share-based compensation expense or benefit and restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of fluctuating stock prices in the case of stock appreciation rights and, in the case of restricted shares, restricted stock units and stock options, the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

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Contacts:

Barry Watkins Executive Vice President Communications Madison Square Garden (212) 465-5920	Justin Edelman Vice President Communications Madison Square Garden (212) 465-6442	Ari Danes, CFA Vice President Investor Relations Madison Square Garden (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. EST at www.msg.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 35057621

Conference call replay number is 800-642-1687 / Conference ID Number 35057621 until May 13, 2011

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues	$330,413	$306,501

Adjusted operating cash flow	$54,868	$48,503
Share-based compensation expense	(3,299)	(3,311)

Operating income before depreciation and amortization	51,569	45,192
Depreciation and amortization	(21,170)	(15,061)

Operating income	30,399	30,131
Other income (expense):
Interest expense, net	(1,059)	(118)
Miscellaneous	5,561	2,000

Income from operations before income taxes	34,901	32,013
Income tax expense	(15,814)	(14,632)

Net income	$19,087	$17,381

Basic earnings per common share	$0.26	$0.24

Diluted earnings per common share	$0.25	$0.23

Basic weighted-average number of common shares outstanding	74,193	73,450
Diluted weighted-average number of common shares outstanding	77,200	76,200

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation and amortization in all periods.
•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended March 31,
	2011	2010	% Change
MSG Media	$147,564	$139,505	5.8%
MSG Entertainment	42,805	41,473	3.2%
MSG Sports	157,739	142,663	10.6%
Inter-segment eliminations	(17,695)	(17,140)	(3.2)%

Total Madison Square Garden Company	$330,413	$306,501	7.8%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended March 31,		% Change	Three Months Ended March 31,		% Change
	2011	2010		2011	2010
MSG Media	$62,577	$61,779	1.3%	$56,164	$55,777	0.7%
MSG Entertainment	(6,782)	(12,713)	46.7%	(9,998)	(16,285)	38.6%
MSG Sports	3,540	3,407	3.9%	129	(66)	—
All other	(4,467)	(3,970)	(12.5)%	(15,896)	(9,295)	(71.0)%

Total Madison Square Garden Company	$54,868	$48,503	13.1%	$30,399	$30,131	0.9%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	March 31, 2011	December 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$310,817	$354,498
Restricted cash	7,464	4,215
Accounts receivable, net of allowance for doubtful accounts of $2,375 and $2,410	133,234	127,897
Net receivable due from Cablevision	25,210	22,907
Prepaid expenses	33,741	40,411
Other current assets	24,551	25,638

Total current assets	535,017	575,566
Property and equipment, net of accumulated depreciation and amortization of $425,426 and $408,561	515,438	472,821
Other assets	125,936	118,429
Amortizable intangible assets, net of accumulated amortization of $117,789 and $113,484	126,098	130,403
Indefinite-lived intangible assets	158,096	158,096
Goodwill	742,492	742,492

	$2,203,077	$2,197,807

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$14,887	$8,118
Accrued liabilities:
Employee related costs	56,798	71,859
Other accrued liabilities	142,873	117,509
Deferred revenue	126,650	148,819

Total current liabilities	341,208	346,305
Defined benefit and other postretirement obligations	54,125	55,700
Other employee related costs	36,403	40,079
Other liabilities	62,659	57,272
Deferred tax liability	519,332	527,527

Total liabilities	1,013,727	1,026,883

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 62,103 and 62,265 shares outstanding	625	624
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,038,730	1,032,121
Treasury stock, at cost, 479 and 234 shares	(10,279)	(3,723)
Retained earnings	180,340	161,253
Accumulated other comprehensive loss	(20,202)	(19,487)

Total stockholders’ equity	1,189,350	1,170,924

	$2,203,077	$2,197,807

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,

	2011	2010
Net cash provided by (used in) operating activities	$3,100	$(1,074)

Net cash used in investing activities	(43,215)	(21,346)

Net cash provided by (used in) financing activities	(3,566)	180,251

Net increase (decrease) in cash and cash equivalents	(43,681)	157,831
Cash and cash equivalents at beginning of period	354,498	109,716

Cash and cash equivalents at end of period	$310,817	$267,547